                                                                  Exhibit 10.28



                                    CONTRACT

                                    BETWEEN

                          MAFCO WORLDWIDE CORPORATION

                                      AND

                                LICORICE & PAPER

                             EMPLOYEES ASSOCIATION

                                       OF

                               CAMDEN, NEW JERSEY

                             Effective May 31, 1997

                                to May 31, 2001

                               TABLE OF CONTENTS
                                                 Section                  Page
Purpose............................................I                        3
Recognition and Unit Covered.......................II                       4
Good Faith and Bargaining..........................III                      4
Coercion of Employees..............................IV                       5
Impartial Representation...........................V                        5
Grievances.........................................VI                     5-7
Holidays...........................................VII                    8-9
Hours..............................................VIII                  9-10
Vacations..........................................IX                   11-14
Wages..............................................X                    14-16
Deduction of Union Dues............................XI                      16
Government Regulations.............................XII                     16
Management.........................................XIII                 16-17
Seniority..........................................XIV                  18-20
New Employees......................................XV                   20-21
Employee Benefits..................................XVI                  21-26
Operations of Company..............................XVII                    27
Union Shop Provision...............................XVIII                27-28
Bulletin Boards & Rent of Room.....................XIX                     28
Safety and Health..................................XX                   28-29
Amendments.........................................XXI                     29
Duration...........................................XXII                    30
Successors and Assigns.............................XXIII                   30
Addenda to
 Collective Bargaining Agreement...................                     31-32
       A.   Overtime Procedure.....................                     31-32
       B.   Paychecks/Adjustments..................                        32

                                    CONTRACT
                                    --------

       THIS CONTRACT entered into the 31st day of MAY, 1997 for and MAFCO WORLDWIDE CORPORATION, a Delaware Corporation, hereinafter referred to as the "Company" and LICORICE AND PAPER EMPLOYEES ASSOCIATION OF CAMDEN, NEW JERSEY, AFL-CIO, hereinafter referred to as the "Union."

                                   SECTION I

                                    PURPOSE

WITNESSETH, whereas the parties hereto have reached agreement as a result of collective bargaining for the purpose of facilitating the peaceful adjustment of differences which may arise from time to time between this Company and the Union, and to promote harmony and efficiency and to the end that the employees and the Company and the general public may mutually benefit, the parties hereto contract and agree with each other as follows:

                                   SECTION II

                          RECOGNITION AND UNIT COVERED

       The Company agrees to recognize the Union, which has been certified by the National Labor Relations Board by its orders dated April 28, 1942, May 20, 1943, and May 9, 1944 and October 30, 1946 (Nos. 4-R-797, 4-R-1112, 4-R-1387,
and 4-R-2364 respectively) to be the exclusive representative for collective bargaining under the National Labor Relations Act for all production and maintenance employees, of the employer, including factory laboratory employees, storing and shipping employees and employees in the boiler, turbine and pump shops, except executives, office employees, first aid attendant, general foremen, executive foremen and all other supervisory employees with the authority to hire, discharge, promote, discipline or otherwise effect changes in the status of employees or effectively recommend such action (which group is hereinafter called the "Unit") as the exclusive bargaining agency for the employees of the Company in said Unit by virtue of the majority of said employees having chosen said Union as their representative for collective bargaining under said Act.


                                      (3)

                                  SECTION III

                           GOOD FAITH AND BARGAINING

       The Union and the Company both acknowledge and declare that they have negotiated this Agreement with each other in good faith under the terms of the National Labor Relations Act.

                                   SECTION IV

                             COERCION OF EMPLOYEES

       The Company agrees not to discriminate against any employee, first, coming under this Contract; second, for representing any other employee; third, for presenting any grievance. The Company further agrees that it shall not interfere with, restrain or coerce said employees in the exercise of their right to bargain collectively in accordance with the terms of this Contract.

                                  SECTION V

                            IMPARTIAL REPRESENTATION

       The Union agrees that its representation of employees of the Company hereunder will be faithful and impartial and without discrimination for or against any employee. The Union further agrees that only joint labor management activities will be upon Company time. The Company agrees to keep on file with the Company an accurate list of its officers and shop stewards.

                                   SECTION VI

                                   GRIEVANCES

       Should any employee believe himself unjustly dealt with or any provision of this Contract violated, earnest efforts will be made to settle the matter as follows:

       First. Between the employee affected and his Foreman, who may not be a part of the Unit, or the Superintendent. In every case, the grievance must be entered within five (5) working days of the event which is the subject of the complaint or within five (5) days from the date the employee knew, or reasonably should have known, of such event. The Union will be




                                      (4)
notified in advance of such first step meeting and an accredited representative of the Union may be present.

       Second. Between the Union Grievance Committee and representatives of the Management of the plant, within five (5) weekdays, excluding holidays, of receipt of notice by the Management. Such meeting may or may not be during working hours except that no overtime is to be paid for Grievance Procedure after working hours. A written and comprehensive statement of the Grievance and those affected is to be made by the Union. The Company's answer shall be reduced to writing by Management. A signed copy of such answer shall be furnished the Union within ten (10) calendar days following the aforementioned meeting.

       Third. If no satisfactory adjustment is made under the second step, then it shall be submitted to a Board of Review of two (2) members, one (1) designated by the Union and one (1) designated by the Company, within five (5) weekdays, excluding holidays, of receipt of notice by the Management, and an answer submitted to the Union within five (5) weekdays, excluding holidays, following the meeting.

       In the event that no satisfactory solution shall have been reached at the Board of Review, the question may be presented for arbitration provided a demand for arbitration is received by the Company from the Union within two (2) calendar weeks from receipt of the Company's answer. On questions proceeding to arbitration, an Arbitrator shall be selected under the rules for voluntary labor arbitration of the American Arbitration Association then obtaining.

       All costs of the arbitrator, administration charges and other charges made by the American Arbitration Association shall be equally divided between the Company and the Union. The parties agree to abide by the award subject to such rulings as any federal agency having jurisdiction may impose.

       Either party shall have the option to waive any particular step in the grievance procedure and proceed to the next step or waive any further steps in the grievance procedure and proceed directly to arbitration under the rules and regulations of the American Arbitration Association.



                                      (5)

       Sufficient procedures having been established for dealing with all disputes concerning wages, hours and working conditions, there shall be no strike or lockout during the term of this agreement.

                                  SECTION VII

                                    HOLIDAYS

       All of the employees in the Unit who have completed their 60 day probationary period shall receive a bonus of eight (8) straight time pay for each of the following holidays: New Year's Day, Easter Monday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Day after Thanksgiving, December 24, Christmas Day and three (3) personal holidays per calendar year, the date for which shall be mutually agreed upon by the employee and his Foreman or Superintendent. However, when New Year's Day, Memorial Day, Independence Day or Christmas Day fall on a Sunday, but are observed generally on a Monday, then the Monday shall be considered to be the holiday for purposes of this section. Any hourly paid employees who work on such holidays shall be paid one and one-half times straight time pay. For non-probationary employees, the foregoing time and one-half rate shall be in addition to the holiday bonus.. All process employees will be guaranteed time off without work for five
(5) of the listed holidays as they occur in the course of any year of this contract.

       If an employee is absent on his last scheduled work day before a holiday or his first scheduled work day after a holiday and such absence is for a period of less than three (3) continuous days, then such employee shall not be entitled to the Holiday Pay; provided, however, that the employer shall have the right to waive this requirement in any particular situation.

       The wellness program shall continue under which an employee who completes three (3) out of four (4) Quarters in a calendar year, without missing a regularly scheduled workday, shall be entitled to an additional personal holiday in the following calendar year; and effective January 1, 1998, any employee who completes four (4) out of four (4) quarters in a calendar year without missing a regularly scheduled workday shall be entitled to a second additional personal holiday in the following calendar year. Effective 1/1/98 any two (2) lateness incurred



                                      (6)
in any calendar quarter shall be considered as constituting the missing of a "regularly scheduled work day" in that quarter for purposes of the Wellness Program.

                                  SECTION VIII

                                     HOURS

       For the purpose of this Contract, the work week shall be from 6:00 A.M., Monday until the following Monday at 6:00 A.M. The work day shall be from 6:00 A.M. until 6:00 A.M. the following morning. Eight (8) hours of each work day shall constitute straight time hours. All work performed in excess of eight (8) straight time hours in one (1) day shall be at one and one-half times the straight time rate. In consideration for working 10:00 P.M. to 6:00 A.M. shift and continuing to work the 6:00 A.M. to 2:00 P.M. shift, one and one-half times the straight time rate shall be paid for the 6:00 A.M. to 2:00 P.M. shift, provided the employee does not work the regular 10:00 P.M. to 6:00 A.M. shift in the same work day. All work performed on Saturday of a regularly scheduled work week shall be paid at one and one-half times the straight time rate. All work performed on Sunday of a regular scheduled work week shall be paid for at twice the straight time rate.

       In the event a normal day operation is rescheduled to night operation, the related rates of pay will be adjusted upward by fifteen cents (15(cent)) per hour starting at 2:00 P.M. and continuing until 10:00 P.M.; an additional upward adjustment of ten cents (10(cent)) per hour for a total of twenty-five cents (25(cent)) per hour will be made starting at 10:00 P.M. and continuing until 6:00 A.M. the following morning.

       In the event a maintenance employee is called back to work his basic rate of pay shall be adjusted by the applicable shift differential premium pay.

       For all repair work, whether straight time or overtime, or both, shop men shall have the first call to the extent of their availability. In the event that enough shop men are not available to do the necessary work, process men may be called to the extent of their capability and availability, with the advance knowledge of the Union. In the further event that there are not enough shop men and process men available to do the necessary work, outside men may be called in with the advance knowledge of the Union. The Company will, to the best of its ability, award overtime repair work on an equitable basis.

                                      (7)

                                   SECTION IX

                                   VACATIONS

       Hourly paid employees who have been continuously on the payroll for one
(1) full year and less than three (3) full years shall receive the greater of forty (40) hours pay or two percent (2%) of their annual income for vacation purposes, and will be entitled to one (1) week's leave for that purpose.

       All hourly paid employees who have been continuously on the payroll for three (3) full years and less than ten (10) full years shall receive the greater of eighty (80) hours pay or four percent (4%) of their annual income for vacation purposes and will be entitled to two (2) weeks' leave for that purpose.

       All hourly paid employees who have been continuously on the payroll for ten (10) full years and less than (20) full years shall receive the greater of one-hundred twenty (120) hours or six percent (6%) of their annual income for vacation purposes, and will be entitled to three (3) weeks' leave for that purpose.

       All hourly paid employees who have been continuously on the payroll for twenty (20) or more full years shall receive the greater of one-hundred sixty
(160) hours or eight percent (8%) of their annual income for vacation purposes, and will be entitled to four (4) weeks' leave for that purpose.

       Any employee who on December 31 has completed one (1) full year of continuous service will be entitled to vacation pay in the following calendar year.

       Current accrued vacation shall be pro-rated on the basis of full weeks of completed service and shall be paid to retiring employees and the estate of deceased employees on the occasion of the retirement or death. Current accrued vacation shall be pro-rated on the basis of full weeks of completed service and shall be paid to a laid-off employee on March 1 following his layoff.

       Income for vacation percentage payments will be based on the year ending December 31st immediately prior to vacations, during any year of this Contract, and shall be deemed to include only amounts payable as wages.

       Regular vacation checks will not be available before March 1 of the following year.


                                      (8)

       In the event of an employee's termination of service prior to March 1, vacation pay will be paid to such former employee within ten (10) days following termination.

       An employee who has filed application for retirement may complete his regular vacation entitlement before retiring, or if the employee desires, he may receive equivalent pay in lieu of vacation time off at his retirement date.

       There shall be no vacation payment in any amount under any circumstances other than specifically provided for herein above.

       All application forms for vacation must be submitted to the Superintendent of the employee's department no later than June 1 of any year of this contract.

       When the company publishes on or before March 1 a notice of shutdown during July or August, an employee must reserve one (1) week of vacation eligibility in July and one (1) week of eligibility in August to be taken during the periods of shutdown occurring during these months. Employees will not be required to take their vacation prior to July 1. Any employee who would suffer extreme hardship from this requirement shall be permitted to make alternate mutually agreeable vacation arrangements; however, such employees shall not exceed in number five percent (5%) of the bargaining unit as of March
1. Exceptions to this requirement may also occur where essential employee services are needed during the shutdown period. Such essential employees will be notified on or before March 1.

       In advance of each announced shutdown period, the Company shall post bulletin board notices requesting that process employees who desire to work during the shutdown period indicate their desire to their Superintendent. Employees who indicate their desire for such work will be assigned an eligibility priority for such work by the Company. The Union will be given advance knowledge of this eligibility priority determination.

       An employee may be permitted by agreement with his Superintendent, to work during the period that would otherwise have been scheduled as vacation, provided such permission is not inconsistent with the other provisions of this Section.

       The other provisions of this Section having been satisfied, every effort will be made to grant the employee vacation leave at the time and to the extent of the employee's choice, having proper regard, however, for the operating requirements of the department. Seniority shall be controlling in resolving employee vacation schedule conflicts.



                                      (9)

                                   SECTION X

                                     WAGES

       The basic rates of pay shall be increased by the amount shown at 6:00 A.M. on each of the following indicated dates:

                  Effective Date                            Amount
                  June 1, 1997                              $  .45
                  June 1, 1998                              $  .42
                  June 1, 1999                              $  .43
                  June 1, 2000                              $  .45

       A premium pay of fifteen cents (15(cent)) per hour, in addition to the basic rates, shall be paid for all shift work performed during the second shift which is from 2:00 P.M. to 10:00 P.M., and a premium pay of twenty-five cents (25(cent)) per hour, in addition to the basic rates, shall be paid for all shift work performed during the third shift which is from 10:00 P.M. to 6:00 A.M.

                                 SENIORITY PAY

       Employees shall be entitled to seniority pay as follows:

       Three cents (3(cents)) per hour shall be added to each employee's basic rate of pay on and after his fifth (5th) anniversary of continuous employment.

       An additional three cents (3(cents)) or a total six cents (6(cents)) per hour shall be added to the basic rate of each employee on and after the anniversary of his fifteenth (15th) year of continuous employment.

                                 CALL-BACK PAY

       In the event an employee has left the plant and is called back to work, after the expiration of his regular assignment, he shall be compensated for all time so worked at the proper rate, and in no case shall he receive less than five (5) hours straight time pay or the equivalent.

       In the event a regular day work shift maintenance employee is called back to work or work or held over and his work is not completed until after 1:00 A.M., he shall not work his




                                     (10)
regular shift on the following day and shall be compensated eight (8) straight time hours for that day, provided the following date was a scheduled workday for such employee.

                                 LONGSHORE RATE

       A longshore rate is established and shall be paid for the first time unloading of licorice root importation only as follows:

                  Effective June 1, 1997              $18.42/HR.
                  Effective June 1, 1998              $18.84/HR.
                  Effective June 1, 1999              $19.27/HR.
                  Effective June 1, 2000              $19.72/HR.

       An employee who is assigned to "longshore work" and who commences such "longshore work" on any given day shall be guaranteed a minimum of four (4) hours pay at the longshore rate that day for work associated with the unloading of cargo ships only. This provision shall in no way affect the Company's right to return such employee to his regular work.

                                   SECTION XI

                            DEDUCTION OF UNION DUES

       The Company, upon receipt of written assignments (which shall be irrevocable for a period of one (1) year or the termination date of this Contract, whichever is sooner) from employees, shall deduct from the weekly wages of each assigning employee (except where instructed by letter by an officer of the Union) the membership dues in the Union, and shall pay said dues to the Treasurer of the Union within five (5) days from the end of each month, and at the same time deliver to the said Treasurer a list of names of persons from whom collection were made stating amounts collected from each.

                                 SECTION XII

                             GOVERNMENT REGULATIONS

       All provisions of this Contract shall be subject to the rules, regulations and statutes of the United States Government, the State of New Jersey or appropriate agencies thereof.


                                     (11)

                                  SECTION XIII

                                   MANAGEMENT

       Except as expressly set forth in this contract, it is agreed that the Management of the plant and the direction and control of its operations and working forces are vested exclusively in the Company, and that this includes the hire, promotion, increase, decrease, layoff, transfer, leave of absence and discharge of such working forces in all departments or divisions of departments.

       When an employee is transferred temporarily from one job to another, he shall continue to receive his regular job rate of pay or the job rate of the new job, whichever is higher, unless such transfer becomes permanent and the Union notified in writing.

       Before imposing any discipline involving a suspension or discharge, management shall be required to notify and consult with an appropriate Union officer. Said Union officers shall be notified in writing by a Management representative of all changes of personnel of his members of their discipline or discharge, at least eight (8) hours in advance of the general knowledge of this change or discharge and the reasons therefor.

       Foremen and other salaried employees will not do the work of hourly rate employees, except under the following conditions:

1.    Instructing workers and

2.    Doing necessary work when production difficulties are encountered.

3. In the event a violation of this provision is established in accordance with Section VI, herein, such violation shall be remedied by the payment of a minimum of four (4) hours of pay at time and one-half.

                                  SECTION XIV

                                   SENIORITY

       Departmental seniority shall govern in the promotion, increase, decrease and transfer of employees provided, due regard is taken of qualifications to do the work, and ability to advance as the occasion requires. Employees transferred to other departments will retain all seniority as outlined above. However, an employee once transferred to another department after completion of six (6) months service in the new position will have his plant seniority


                                     (12)
become his departmental seniority. In the event of layoff, the last employee hired in the plant will be the first to be laid off. Departments for the purposes of this Section XIV are:

       Licorice

       Boiler & Power Plant

       Repair & Maintenance

       Job vacancies shall be posted in the Department where the vacancy exists for three (3) regular weekdays. For purposes of the foregoing posting of jobs, temporary vacancies of more than ninety (90) calendar days shall be considered as subject to posting.

       Opportunities to accept positions in the Repair and Maintenance Department and the Boiler and Power Plant shall be given to the Licorice Department. Notice of Repair and Maintenance and Power House position openings shall be posted on the Licorice Department bulletin board. Applicants who have equal ability, skill, mechanical aptitude, mechanical experience with this Company or elsewhere will be selected on the basis of seniority with the Company.

       In all Departments, job vacancies which are filled through the posting procedure shall be probationary for three (3) months. During such period, the employee's former job shall remain available for his return.

       In the event of layoff, all Union officers, shop stewards, and shop committee men shall have seniority during their terms of office only, over other employees of the Company provided they have at least two (2) years service with the Company.

       Layoffs shall not affect seniority. Absence by reason of accidents or ill health shall not affect seniority.

       Seniority shall govern rights to job assignments except in situations in which the most senior man is not qualified, in which event the most senior qualified man shall have the right to the assignment.

       If there are any claims on the part of the Union that any employee has been discharged without just cause, these claims shall be made within five (5) working days in the manner provided for presenting grievances, and thereupon investigation shall be made and if reinstatement results, the employee in question shall be recompensated for the time off at his then rate of pay and seniority shall not be affected.

                                     (13)

       It is further agreed that no disciplinary offense older than one (1) year may be utilized in the administration of discipline.

       Any employee shall be removed from the payroll and shall also cease to have seniority rights if (1) he quits, (2) he is discharged, and (3) he is absent for seven (7) consecutive working days without legitimate explanation.

       Voluntary Demotion - Employees wishing to bid on an equal or lower rated job may do so on the basis of departmental seniority, if an opening exists and provided Management approves such move. Such approval shall not be unreasonably withheld.

       Military Service - All employees coming under this Contract are guaranteed reemployment rights to full extent provided for by all applicable laws of the United States and the State of New Jersey relating to the reemployment of discharged veterans of military service.

                                   SECTION V

                                 NEW EMPLOYEES

       New employees shall be considered probationary employees and shall not rank for seniority until they shall have been in the employ of the Company for sixty (60) calendar days, unless otherwise extended by mutual agreement. After the expiration of the sixty (60) day period, they shall cease to be probationary employees and rates of pay and all other provisions of this contract shall be applicable to them. They shall then rank for seniority from the date of original hiring in the plant. During the probationary period, the Company may pay the employee the regular job wage rate.

       An employee previously discharged and later rehired will be considered a new employee.

       All new employees at the time of the expiration of their probationary period, shall be assigned to three-shift work except under unusual conditions.

       Recognizing that uninterrupted production is a prime objective of both Company and Union, it is specifically agreed the temporary employees as may be needed for replacement during vacation period may be hired at the Company's discretion and with knowledge of the Union for purpose of avoiding interruptions of production.

                                     (14)

                                  SECTION XVI

                               EMPLOYEE BENEFITS

       The benefits as shown in this section shall continue in effect during the life of this Contract.


                               MEDICAL INSURANCE

       The Company agrees to continue the group hospitalization, surgical, major medical, vision and dental insurance for employees and their qualified dependents during the life of this Agreement. All such coverage shall be provided at the expense of the Company except that for dental insurance, the Company's contribution shall be limited to fifteen dollars ($15.00) per covered employee and any excess costs shall be made up by employee contributions.

       Employees who retire from the employ of the Company shall be provided the option to purchase at their full expense the group medical insurance that was in effect for them and their qualified dependents immediately prior to retirement.

                                 LIFE INSURANCE

       A group life insurance policy will be purchased by the Company so that each employee with one (1) or more years of continuous service with the Company shall have life insurance protection in the amount of twenty thousand dollars ($20,000), in the event such employee shall die while employed by the Company and before such employee's retirement. Effective January 1, 1998, this amount will increase to twenty-five thousand dollars ($25,000). Beneficiary designations shall be made by each employee in accordance with the provisions of the group policy.

                          CHANGE OF INSURANCE CARRIER

       The foregoing medical and life insurance benefits shall be provided by any responsible insurance company or companies selected by the Employer to furnish the coverage. In the event the Employer shall elect to change the company or companies providing such coverage, there shall be no diminution of benefits as a result of such change.

                                 SICK BENEFITS


                                     (15)

       Provision is made for the payment of Sick Benefits to hourly paid employees who have been on the payroll for not less than one (1) year immediately prior to the event of sickness.

       The plan, known as a Private Plan, has been approved by the State of New Jersey under legislation enacted in 1948 known as the New Jersey Temporary Disability Law.

       On presentation of a licensed physician's, dentist's, chiropodist's, optometrist's, or chiropractor's certificate, an employee who has been ill five
(5) or more consecutive regularly scheduled work days is entitled to an amount equal to sixty percent (60%) of his regular eight (8) hour daily base rate of pay (maximum of 40 hours weekly) or the amount to which the employee would be entitled under the New Jersey Temporary Disability Law, whichever is greater, from the day he became ill, for a period not in excess of twenty-six (26) weeks in any twelve (12) month period. This period may be extended by the Beneficiary Committee, when unusual circumstances warrant it.

       Sick benefits have no connection with illness due to injury in the plant. Disabilities due to injuries in the plant are compensated for under Employer's Liability Insurance in accordance with State Regulations.

                             FEDERAL AND STATE LAWS

       In the event that any Federal or State law is enacted during the existence of this Contract which provides for the payment of death or sick benefits, then the Company will pay the difference between such Federal or State plan and the amount so paid at present.

                                DEATH IN FAMILY

       Should death occur to the Spouse or Children of any employee, he shall be entitled to a four (4) day leave of absence. Should death occur to the Mother, Father, Stepmother, Stepfather, Stepchildren, Sister or Brother of any employee, he shall be entitled to a three (3) day leave of absence. Should death occur to the Grandparent, Mother-In-Law, Father-In-Law, Brother-In-Law or Sister-In-Law of any employee, he shall be entitled to a one (1) day leave of absence. For all such leaves of absence he will be paid at his straight time rate provided the leave is taken during the normal work week (i.e. Monday through Friday).

                                   JURY DUTY

       The Company agrees to pay to any employee who shall serve on a bona fide jury panel an amount equal to the difference between his earnings from such service and his regular

                                     (16)
eight (8) hours straight time pay for the days, not in excess of fifteen (15) days for any single period of jury service, during which he shall be absent and on jury duty service.

                                 CHRISTMAS GIFT

       All employees coming under the terms of this Contract shall be given a Christmas gift preceding the Christmas holiday of two hundred dollars ($200.00).

                                  SUPPER MONEY

       Any production employee who shall be required to work a second shift of either four (4) or eight (8) hours duration immediately following his regular shift shall be provided with a meal allowance of five dollars ($5.00). The employee shall suffer no loss of time, not exceeding thirty (30) minutes, for procuring and eating such meal. If the employee cannot leave his job unattended while procuring this meal, the Foreman will arrange for its delivery at the job and ample time to eat.

       Day work employees who shall be required to work a minimum of four (4) hours overtime will be provided with a meal allowance consisting of five dollars ($5.00).

                                   RETIREMENT

       All employees covered by this Contract are also covered by the Pension Plan which went into operation July 1, 1960, as amended. This is a funded pension plan.

       A copy of the Summary Plan Description will be regularly furnished to each new employee. Additional copies may be obtained upon request at the Personnel Office.

       Modified benefits are available for those who elect early retirement after age 55 with fifteen (15) or more full years of credited service. For those who elect early retirement after age 62 there shall be no actuarial reduction in benefits. The plan also affords liberal benefits for employees with ten (10) or more full years of credited service where retirement is due to disability and occurs at or after age 45.

       Joint and Survivor Benefits may be elected in lieu of other pension benefits. Employees shall become entitled to an optional actuarially reduced lump sum payment of pension entitlement which amount may, at the employee's option be transferred directly to another tax deferred or exempt fund or taken as a cash payout subject to applicable tax legislation.

       The surviving spouse of an employee who dies after having attained age 55 and fifteen (15) or more full years of credited service, but before retirement, shall receive for life one-half


                                     (17)
of the early retirement pension to which the employee was entitled immediately prior to his death.

       Effective June 1, 1997, normal pension benefits for all MacAndrews & Forbes Company employees who retire after such date shall be computed on the basis of $23.25 per month multiplied by the number of years of credited service of the employee. Effective June 1, 1998, normal pension benefits for all MacAndrews & Forbes Company employees who retire after such date shall be computed on the basis of $24.25 per month multiplied by the number of years of credited service of the employee. Effective June 1, 1999, normal pension benefits for all MacAndrews & Forbes Company employees who retire after such date shall be computed on the basis of $25.25 per month multiplied by the number of years of credited service of the employee. Effective June 1, 2000, normal pension benefits for all MacAndrews & Forbes Company employees who retire after such date shall be computed on the basis of $26.25 per month multiplied by the number of years of credited service of the employee.

NOTE: The foregoing description of pension benefits is for general information only and shall not be deemed to modify or enlarge in any way the provisions of the plan. All rights regarding pensions are governed by the plan, to which reference is hereby made.

                      PENSIONER'S FUNERAL EXPENSE BENEFIT

       Upon receipt by the Company of proof satisfactory to it within sixty
(60) days after death of any person then on the pension rolls of the Company, who was formerly an employee of the Company within the territorial limits of the United States, the Company will make available on account of the payment of the funeral expense of said deceased pensioner up to the sum of $750.

                                  SECTION XVII

                             OPERATIONS OF COMPANY

       The right of the Company in its sole discretion to diminish operations, or to take such other action with respect to the business as conditions may require is expressly recognized.

       The severance plan shall be continued under which, in the eventis adopted under which, in the event of a permanent discontinuance of plant operations, the employer will give the Union and the employees six (6) months prior written notice of its intent to discontinue

                                     (18)
operations. A Human Resources consultant will be retained and made available by the employer, in order to assist employees during the six (6) month period in relocating or obtaining employment. These obligations shall not prejudice the parties' right to negotiate such severance payments as may be appropriate.

                                 SECTION XVIII

                              UNION SHOP PROVISION

       A condition of employment at the plant shall be membership in the Union for those in the Unit (Union Shop Certification No. 4-UA-2) which membership must be established by payment of the initiation fee within thirty (30) calendar days from the date of employment. Full membership in the Union shall be established at the end of sixty (60) calendar days following the date of employment and shall be continued throughout the life of this contract by the full payment of membership dues in the Union, which dues shall be paid to within one (1) month's delinquency. Any member of the Union who ceases to maintain his membership dues in the Union, upon certification by the proper officers of the Union, will be discharged.


                                  SECTION XIX

                        BULLETIN BOARDS AND RENT OF ROOM

       The Company agrees to rent bulletin boards to the Union in three (3) conspicuous places in the plant where the Union shall have the privilege of posting notices pertaining to Union business. The Company also agrees to rent a room in the Club House to the Union for its use at a rent to be agreed upon. The Company shall have the right, upon the giving of thirty (30) days notice, to cancel the lease on the room in the Club House, provided the Company provides suitable on the premises substitute leased facilities upon such cancellation.
       The Company agrees to print and distribute one (1) copy of this Contract to each member of the Unit, and in addition to deliver one hundred (100) copies to the proper officers of the Union for their use.

                                   SECTION XX

                               SAFETY AND HEALTH


                                     (19)

       The Company agrees that it will, at its own costs, and expense, maintain and promote the safety, health, welfare and sanitary working conditions of the employees in the course and scope of their employment to conform with the laws of the State of New Jersey. The Union will cooperate with the Company in the interest and welfare of the employees, and the Union shall have the right to appoint a representative to sit with the Safety Committee of the Company.

       First Aid for injuries incurred by employees in the course of employment shall be provided on a 24-hour basis by persons suitably trained in providing such treatment. Such persons may be, but need not necessarily be, employees of the Company, but shall be available in the Gate House or the First Aid Room and shall have direct access to First Aid supplies and equipment located in the First Aid Room and/or elsewhere in the Plant.

       Where an employee is injured in the course of employment and the Company determines that the employee cannot complete the regular shift, such employee shall be paid either eight (8) straight time hours pay or for the hours actually worked, whichever is greater. If the Company further determines that the employee cannot work, as a result of the injury, the next regularly scheduled shift, the employee shall be paid eight (8) straight time hours for the shift. If the Company further determines that the employee cannot work, as a result of the injury, the second regularly scheduled shift following the injury, the employee shall be paid eight (8) straight time hours for the shift.

                                  SECTION XXI

                                   AMENDMENTS

       This Contract is subject to amendment only in the event of the mutual agreement of the Union and the Company.

                                  SECTION XXII

                                    DURATION

       This Contract shall remain in full force and effect until 6:00 A.M., May 31, 2001.

                                  SECTION XXII


                                     (20)

                             SUCCESSORS AND ASSIGNS

       This Contract shall be binding upon the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Company and the Union have caused these presents to be executed by their duly authorized representatives the day and the date above written.



                                     (21)

                          MAFCO WORLDWIDE CORPORATION

                    LICORICE AND PAPER EMPLOYEES ASSOCIATION
                             of Camden, New Jersey
                                    AFL-CIO

LICORICE AND PAPER                               MAFCO WORLDWIDE
EMPLOYEES ASSOCIATION                            CORPORATION

HOWARD AYRES                                     GUY A. DIETRICH, SR.
GEORGE BEADLING                                  ROGER W. GRAHAM
TERRY KIRSHNER                                   FRANK ADAO
JIM MC FADDEN                                    STEPHEN G. TAUB
TED STANLEY
ROY QUINN



                                     (22)

                        ADDENDA TO COLLECTIVE BARGAINING
                                   AGREEMENT

                     A. OVERTIME PROCEDURE FOR UNSCHEDULED
                            OVERTIME/ROTATING SHIFTS

                  The first opportunity to work unscheduled overtime will be given to Permanent Classified Employees and then to Temporary Classified Employees on the preceding shift in order of their Seniority. In the event there are no Voluntary Employees, whether Permanent or Temporary, Qualified Employees on the preceding shift will then be offered the opportunity in order of their Seniority.

                  If there are no Voluntary Employees, Permanent, Temporary or Qualified, then the unscheduled overtime will be assigned on the basis of Reverse Seniority to Qualified Employees from the preceding shift.

                  Once an employee is forced to work on an unscheduled shift, he may not be involuntarily assigned again during the same week. So long as this procedure is followed, the employee in whose classification the job opening has occurred is not to abandon the job until a relief employee has been assigned according to the above procedure.

                  In the event an employee becomes ill during his work shift such that he may be unable to work overtime, he will be responsible to notify his supervisor as soon as possible but no later than one (1) hour before the end of this shift.

       In the event the employees becomes ill one (1) hour before the end of the shift or his illness becomes worse during the last hour of the shift and the employee declines overtime, the Company, at its expense, shall have the right to have the employee examined by a doctor or a


                                     (23)
hospital. In such an event, the employee will be compensated for any time lost during his scheduled shift as a result of the examination.

                           B. PAYCHECKS / ADJUSTMENTS

1. Paychecks for the 2:00 P.M. to 10:00 P.M. shift will be distributed to these employees at the end of the shift on Wednesday evening.

2.   Payroll Adjustments - Any errors in an employee's check amounting to four
     (4) or more hours of pay will be paid by the Company by no later than 2:00 P.M. on the Friday following the issuing of paychecks provided the error is promptly brought to the attention of management.



                                     (24)